UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report:
(Date of earliest event reported)
April 12, 2016

BIO-AMD, INC.
(Exact name of registrant as specified in charter)

NEVADA
(State or other Jurisdiction of Incorporation or Organization)

000-52601	Daresbury Innovation Centre, Keckwick Lane, Daresbury, WA4 4FS, UK	20-5242826
(Commission File Number)	(Address of Principal Executive Offices and zip code)	(IRS Employer Identification No.)

+44(0)8445-861910
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On December 17, 2014, Bio Alternative Medical Devices Ltd., (“Bio-AMD Ltd.”) a majority owned subsidiary of Bio-AMD Inc., entered into a Master Agreement (the “Agreement”) with Sysmex Corporation (“Sysmex”) to jointly conduct a feasibility study (the “Study”) for the potential development of a medical point-of-care reader device with disposable test strips for PT-INR assays and new future assays in the field of hemostasis (the “Product”) based on the Bio-AMD Ltd. COAG technology.

Bio-AMD Ltd. believes it has successfully completed the Study.

On April 08, 2016 by telephone voice message, and again on a voice call on April 11, 2016, Bio-AMD Ltd. was informed telephonically by Sysmex that the Study and the Product next phase was a “number one priority for Sysmex.” Accordingly, up to and including April 11, 2016, Bio-AMD Ltd. had every reason to believe the Study would proceed into a next phase.

On April 12, 2016, Bio-AMD Ltd., without warning, was informed telephonically by Sysmex that Sysmex was not planning to proceed with the Study. Bio-AMD Ltd. is awaiting written confirmation of Sysmex’s decision and clarification of its reasons to curtail the Product development contemplated by the Agreement.

In light of the foregoing development with Sysmex, Bio-AMD Inc. and Bio-AMD Ltd. are considering different options for its COAG technology. Because we believe that the COAG technology has been considerably advanced during the Project and may now be considered a less risky endeavor, we believe there may be interest from other companies to pursue the COAG technology. Prior to and during the Study, Bio-AMD Ltd. received expressions of interest from more than one party for use of the COAG technology that could not be pursued due to the terms of the Agreement. Bio-AMD Ltd. will now, as a priority, explore those options and attempt to develop other options with a view to gaining another partner to commercialize its COAG technology. No assurance can be given that we will be successful in obtaining a commercialization partner or otherwise being able to obtain value from our COAG technology.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Bio-AMD, Inc. (Registrant)

Date: April 14, 2016	By:	/s/ Thomas Barr
Name: Thomas Barr
Title: Chief Executive Officer